Exhibit 99.1

PRESTO*	Tel.	715-839-2121
National Presto Industries, Inc. Eau Claire, WI 54703-3703	Fax.	715-839-2148 715-839-2122 715-839-2242

NEWS RELEASE	Contact:	Randy F. Lieble 715-839-2164

Eau Claire, Wisconsin (December 23, 2005) – National Presto Industries, Inc. (NYSE: NPK) announced today that its request to suspend a federal District Court Order requiring it to register as an investment company pending an appeal of that decision has been denied. While the company intends to appeal this denial to the United States Court of Appeals for the Seventh Circuit, it will be transmitting documents today to register as an investment company for the purpose of complying with the Order and continuing to operate in interstate commerce.

National Presto is currently involved in finalizing purchase agreements on two separate acquisition opportunities that were scheduled to close in early January 2006. Both acquisitions would supplement existing lines of business, one is in defense and the other in absorbent products. While Presto still hopes to consummate both transactions, the Court’s ruling will at least delay them, and potentially prevent them from being finalized.

The current denial follows the Court’s recent decision in which it granted the Securities and Exchange Commission’s (SEC) pre-trial motion for summary judgment stemming from a July 2002 lawsuit in which the SEC alleged that National Presto was an investment company under the Investment Company Act of 1940. Since the matter is still in litigation, based on the advice of counsel, the company does not intend to make further public comments regarding this matter at this time.

National Presto designs and sells small household electric appliances and pressure cookers under the Presto® brand name. It also produces defense items and absorbent products. The company is widely recognized as an innovator of new products.

*Trademark of National Presto Industries, Inc.